UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2018

ATHENE HOLDING LTD.
(Exact name of registrant as specified in its charter)

	Bermuda	001-37963	98-0630022
	(State or other jurisdiction of	(Commission	(I.R.S. Employer
	incorporation or organization)	file number)	Identification Number)

96 Pitts Bay Road
Pembroke, HM08, Bermuda
(Address of principal executive offices and zip code)

(441) 279-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01        Entry into a Material Definitive Agreement.

On June 1, 2018, Athene Life Re Ltd. (“ALRe”) and Athene Annuity & Life Assurance Company (“AADE” and together with ALRe, the “Athene Reinsurers”), wholly owned subsidiaries of Athene Holding Ltd. (the “Company”), entered into reinsurance agreements with Voya Insurance and Annuity Company (“VIAC”) and ReliaStar Life Insurance Company (“RLI”), pursuant to which the Athene Reinsurers reinsured a block of fixed and fixed indexed annuity liabilities from VIAC and RLI (the “FA Business Reinsurance Agreements”). ALRe will reinsure an 80% quota share of the ceded fixed and fixed indexed annuity business on a modified coinsurance basis, and AADE will reinsure a 20% quota share of the ceded fixed and fixed indexed annuity business on a partial coinsurance and partial modified coinsurance basis. The aggregate reserves of VIAC and RLI that are subject to the FA Business Reinsurance Agreements as of June 1, 2018 were approximately $19 billion. As consideration for the transactions contemplated by the FA Business Reinsurance Agreements, the Athene Reinsurers paid to VIAC and RLI an aggregate ceding commission of approximately $396 million.

As of June 1, 2018, VIAC is a wholly owned subsidiary of Venerable Holdings, Inc. ("Venerable"), which is a wholly owned subsidiary of VA Capital Company LLC ("VA Capital"). VA Capital is owned by a consortium of investors, led by affiliates of Apollo Global Management, LLC, Crestview Partners and Reverence Capital Partners. On June 1, 2018, the Company made a $75 million minority equity investment in VA Capital and provided $150 million in debt financing to Venerable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENE HOLDING LTD.

Date: June 1, 2018	/s/ John L. Golden
John L. Golden
Executive Vice President, Legal